Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), dated as of this 1st day of October, 2020 (the "Effective Date"), is entered into by and between Northpointe Bank, a Michigan banking corporation (the "Bank"), and Kevin Comps ("Employee"). For and in consideration of the parties' material covenants, representations and warranties made herein, the parties agree as follows:

1.            Employment and Duties

(a)            The Bank hereby employs Employee to serve as Executive Vice President, Chief Operating Officer. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of such positions. Employee will report to the President and Chief Executive Officer of the Bank. Employee hereby accepts this new employment agreement upon the terms and conditions herein contained and agrees to devote Employee's full time, attention and efforts to promote and further the business of the Bank; provided, however, that nothing in this Agreement shall prohibit Employee from (a) serving as a director or trustee of any for-profit or non-profit organization, subject to approval in advance by the Bank's President & CEO (which approval shall not be unreasonably withheld), (b) attending to personal and family affairs and investments, or (c) being involved in not-for-profit, charitable and professional activities; provided that the foregoing activities do not materially interfere with the performance of the duties and responsibilities of Employee under this Agreement or violate the terms of Section 3 of this Agreement.

(b)            Employee shall use his reasonable good faith efforts to faithfully adhere to, execute and fulfill all lawful written policies established by the Bank and communicated to Employee, as such policies may be changed from time to time by the Bank (provided such changes are lawful and communicated to Employee in writing).

2.            Compensation. For all services rendered by Employee, the Bank shall compensate Employee as follows:

(a)            Base Salary. The base salary payable to Employee shall be $275,000 per year (effective with the October 15 pay date), payable in accordance with the Bank's standard payroll procedures. On at least an annual basis, the Bank will review Employee's performance and may make increases to such base salary, if, in its discretion, any such increase is warranted based on average inflation/cost-of-living, market conditions or Employee's performance.

(b)            Employee Perquisites: Benefits, and Annual Bonus. During the Term of this Agreement, Employee shall be entitled to receive additional benefits and compensation from the Bank in such form and to such extent as specified below:

(i)            Employee will be entitled to receive annual cash incentive compensation equal up to 100% of annual salary (currently at $275,000). This incentive will be based on Bank performance and personal achievements and goals as set out through the year. This incentive compensation shall be paid in January following the close of the previous year, but in no event later than January 31 of the year following the year in which such incentive compensation is earned.

3.            Restrictive Covenants.

(a)             Other than as described in Section I(a) of this Agreement, during the Term of this Agreement, Employee shall not be engaged in any other business activity pursued for gain, profit or other pecuniary advantage. The foregoing limitation shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require Employee's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of this Section 3.

(b)             In addition, Employee shall not, during the period of Employee's employment with the Bank, and for a period of twelve (12) months immediately following the termination of Employee's employment under this Agreement (excluding termination of Employee's employment by the Bank without Cause, termination of employment by Employee and any failure to renew pursuant to Section 4 of this Agreement) and excluding from such period any time during which Employee is in violation of any provision of this Section 3, directly or indirectly:

(i)            Serve as an officer, employee, director, shareholder, owner, partner, joint venturer, consultant or advisor to any company, entity, or other organization that engages in prohibited businesses (the "Business") anywhere within a one hundred (100) mile radius of any office of the Bank;

(ii)           Take any action which is intended to influence any of the Bank's executives or other employees to terminate their employment with the Bank or to accept employment with any competitor of the Bank; or

(iii)          Take any action which is intended to interfere with any of the Bank's business relationships.

(c)             Because of the difficulty of measuring economic losses to the Bank as a result of a breach of any covenant set forth in this Section 3, and because of the irreparable damage that could be caused to the Bank for which the Bank would have no other adequate remedy, Employee agrees that the Bank is entitled, in addition to any other remedies, to injunctive relief to secure the specific performance of this Agreement and to prevent a breach of this Agreement, including, without limitation, issuance of a temporary restraining order or preliminary injunction. Employee waives any requirement that the Bank post a bond or other security in connection with any application for or order granting injunctive relief.

(d)             Employee acknowledges and agrees that, in light of the nature of the business of the Bank, the restrictions in this Section 3 are reasonable and properly required for the adequate protection of such business. If any court determines that any of the foregoing restrictions, or any part thereof, are unenforceable because of the duration or scope of such provision or the geographical area covered by such provision, such court will have the power to reduce the duration, scope, or geographical area of such provision, and in its reduced form, such provision will then be enforceable and will be enforced. It is the desire and intent of the parties that the provisions of this Section 3 be enforced to the fullest extent permissible under the laws and public policies applied in any jurisdiction where enforcement is sought. The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.

(e)             All of the covenants in this Section 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of such covenants.

4.            Term; Termination; Rights on Termination. The term of this Agreement (the "Term") shall begin on October l, 2020 (or such other date mutually agreeable to Employee and the Bank) and continue for five (5) years, unless terminated sooner as herein provided. At the end of such initial Term, the Term shall automatically renew for additional periods of one (l) year each, on the same terms and conditions contained herein as in effect as of the time of renewal, unless the Bank provides written notice of non-renewal at least thirty (30) days prior to the expiration of the then current Term. This Agreement, and Employee's employment, may be terminated in any one of the following ways:

(a)             Death. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee's estate. The Bank's sole obligations upon termination of this Agreement resulting from Employee's death shall be to pay to Employee's estate (l) all compensation and benefits accrued through the date of death; and (2) any accrued earned time off pay; (the "Accrued Benefits"). All of the foregoing amounts shall be paid to Employee's estate or beneficiary, as applicable, in a lump sum within thirty (30) days after the date of termination or earlier if required by applicable law.

(b)             Disability. If Employee's employment with the Bank is terminated as a result of Employee's permanent physical or mental disability (which shall be determined based on Employee's eligibility for benefits pursuant to the Bank's long-term disability plan or, if no such plan is maintained as of the date of termination, based on a good faith determination by the Board of Directors of the Bank), but, in each case, in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") then Employee shall continue to receive from the Bank (whether directly and/or through any disability insurance policy) (i) the Accrued Benefits, (ii) for the remainder of the then-current year in which this Agreement would have remained in effect absent such termination for disability (but without any subsequent renewal) (the "Remaining Period") plus a period of three (3) months (the "Severance Period" and, together with the Remaining Period, the "Reference Period"), base salary at forty percent (40%) of the rate being paid to the Employee immediately prior to his termination, payable monthly, (iii) during the Remaining Period, forty percent (40%) of the incentive compensation that would have been payable pursuant to Section 2(b)(i) had Employee's employment continued, which payments shall continue to be payable in accordance with the terms and subject to the conditions of Section 2(b)(i), and (4) for the Reference Period, the benefits described under Section 4(d)(iii) below.

(c)             Cause. The Bank may terminate this Agreement immediately for "Cause" in the event that the Employee either (i) is convicted of a criminal act or other act of, fraud, embezzlement that causes substantial economic damage to the Bank's business; (ii) intentionally commits an act he knows to be in violation of his duties to the Bank, which act is materially injurious to the Bank's business or reputation and is not remedied within ten (10) days after notice thereof by the Bank; (iii) willfully fails to perform the duties of such Employee to the Bank, which act or failure is materially injurious to the Bank's business or reputation and is not remedied within ten (10) days after notice thereof by the Bank; (iv) is convicted of a felony, a crime of moral turpitude or any crime involving the Bank or the Employee's duties under this Agreement; or (v) abuses alcohol or any other drug and fails to enter a rehabilitation program or undertake a plan of treatment reasonably acceptable to the Bank, materially fails to comply with the conditions of such program or plan of treatment, or materially fails to comply with the maintenance conditions prescribed following such program or plan of treatment. No act, or failure to act, on the Employee's part shall be considered "willful" or "intentional" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank. The Bank's sole obligation upon termination of this Agreement for Cause shall be to pay all Accrued Benefits.

(d)            Without Cause. At any time, the Bank may, without Cause and for any or no reason, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to the Employee. Upon any termination of employment pursuant to this Section 4(d), Employee shall be entitled to receive the Accrued Benefits. In addition, Employee shall be entitled to receive the following severance benefits: (i) continued payment of Employee's annualized base salary at the rate being paid to Employee immediately prior to the termination of his employment for a period of twelve (12) months following Employee's termination of employment; (ii) an amount equal to the aggregate compensation earned by Employee pursuant to Section 2(b)(i) for the most recently completed annual incentive compensation payment (if such incentive compensation has not been paid to Employee for the year most recently ended prior to the termination of Employee's employment, such compensation shall be paid independently and without reduction of this severance payment), paid in twelve (12) equal monthly installments, and (iii) continued health care coverage for Employee and his dependent family members at the Bank's expense for a period of six (6) months after the date Employee's employment is terminated, which coverage shall be equal to that in effect for Employee immediately prior to the termination, but shall in any case include (at a minimum) hospital, surgical, medical, dental, prescription and dependent coverages.

(e)             Termination by Employee without Good Reason. At any time, the Employee may terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to the Bank. The Bank's sole obligation upon termination of this Agreement pursuant to this Section 4(e) shall be to pay all Accrued Benefits.

(f)             Termination by Employee for Good Reason. Employee may terminate this Agreement immediately for "Good Reason" upon the occurrence of any of the following events: (i) a diminution in Employee's title, authority, duties or responsibilities; (ii) a diminution in Employee's base salary or incentive compensation; (iii) the relocation of Employee's primary place of employment to a location more than 75 miles from Grand Rapids, Michigan; or (iv) a material breach by the Bank of this Agreement or any other material contract to which Employee and the Bank are parties. Notwithstanding the foregoing, none of the foregoing events shall constitute "Good Reason" unless Employee shall have notified the Bank in writing describing the event which constitutes Good Reason within ninety (90) days of the event's occurrence and then only if the Bank shall have failed to cure such event within thirty (30) days aner the Bank's receipt of such written notice, and Employee terminates his employment within sixty (60) days after the end of such cure period. In the event of a termination of employment as described under this Section 4(f), Employee shall be entitled to receive the severance benefits described in Section 4(d) of this Agreement.

(g)             Failure to Renew. The termination of Employee's employment by reason of the Bank's failure to renew this Agreement upon the expiration of the then-current Term shall be treated as a termination by the Bank without Cause (effective as of the end of the then-current Term), and the Employee shall be entitled to the compensation and benefits described in Section 4(d) above.

5.            Change of Control.

(a)             Any of the foregoing provisions to the contrary notwithstanding, if either (i) the Bank terminates Employee's employment (including by failing to renew this Agreement upon expiration of the then-current Term) or Employee resigns for Good Reason, in either case, within six (6) months prior to the occurrence of a Change of Control (as defined below), unless such termination is by reason of the death or disability of Employee or the Bank's termination of Employee for Cause, or (ii) the Bank (or its successor) terminates the Employee's employment (including by failing to renew this Agreement upon expiration of the then-current Term) or Employee resigns for Good Reason, in either case, within one (1) year following the occurrence of a Change of Control, unless such termination is by reason of the death or disability of Employee or the Bank's termination of Employee for Cause, the Bank shall pay to Employee, within ninety (90) days after such termination (or, in the case of a termination described in clause (i) of this sentence, upon consummation of the Change of Control), one hundred percent (100%) of the amounts described in Section 4(d)(i) and (ii) above, which amounts shall be paid in lump sum. In addition, Employee shall be entitled to receive the benefits described in Section 4(d)(iii) for a period of eighteen (18) months after the date Employee's employment is terminated. For sake of clarity, in the event of a termination as described under this Section 5(a) within six (6) months prior to a Change of Control, if Employee has already begun to receive cash severance payments prior to the Change in Control pursuant to Sections 4(b), (d), or (f), then upon consummation of the Change Control, Employee shall receive the remainder of any cash severance amounts to which he is entitled under this section in lump sum upon the Change of Control.

(b)             Notwithstanding any provision in this Agreement to the contrary, if part or all of any amount paid or payable or distributed or distributable to Employee by the Bank under this Agreement or otherwise (the "Payments") would be subject to any excise tax imposed by Section 4999 of the Code (an "Excise Tax"), and if, immediately prior to any Relevant 280G Event, such Payments are eligible for the shareholder approval exemption process under Section 280G(b)(5)(B) of the Code, then if Employee executes a release or other document necessary to seek to obtain the requisite shareholder approval in a manner satisfying Section 280G(b)(5)(B) of the Code, the Bank shall subject such Payments for shareholder approval to the extent necessary for no Excise Tax to be due. "Relevant 280G Event" for purposes of this section shall mean a relevant change in ownership or effective control, or change in the ownership of a substantial portion of the assets, of any entity (all within the meaning of Section 280G of the Code) that will or may result in Payments becoming subject to the Excise Tax. Any determination or calculation described in this Section 5(b) shall be made by the Bank's independent accountants. Such determination, and any proposed reduction and/or delay in termination payments, shall be furnished in writing promptly by the accountants to the Employee. Within thirty (30) days of his receipt of the accountant's determination, Employee may then elect, in his sole discretion, whether to seek the shareholder approval described above.

(c)             A "Change of Control" shall mean:

(i)            Either the Bank or the Holding Company sells or otherwise transfers all or substantially all of its assets, which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Bank or the Holding Company on a consolidated basis to another corporation or other entity and, as a result of such sale or transfer, less than a majority of the combined voting power of the then outstanding securities of such other corporation or entity immediately after such transaction is held in the aggregate by the holders of securities of any class or series entitled to vote generally in the election of directors ("Voting Stock") of the Bank or Holding Company immediately prior to such sale or transaction;

(ii)            Either the Bank or the Holding Company is merged, consolidated or reorganized into or with another corporation or other entity, and as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then outstanding securities of such other corporation or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Bank or Holding Company immediately prior to the transaction;

(iii)           Any person or group of persons, as defined in rule 13d-5 of the Rules under the Securities Exchange Act of 1934, as amended ("Group") becomes the beneficial owner, directly or indirectly, of a majority of the Voting Stock of the Holding Company; or

(iv)           Any person or group, other than the Holding Company, becomes the beneficial owner, directly or indirectly, of a majority of the Voting Stock of the Bank.

6.               Section 409A. Employee and the Bank intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 6. Notwithstanding anything contained herein to the contrary, all payments and benefits under Sections 4 and 5 of this Agreement, to the extent such payments are subject to Section 409A of the Code, shall be paid or provided only at the time of a termination of Employee's employment that constitutes a "separation from service" from the Bank within the meaning of Section 409A of the Code. Further, if at the time of Employee's termination of employment with the Bank, Employee is a "specified employee" as defined in Section 409A of the Code as determined by the Bank in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Bank will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to Employee) until the date that is at least six (6) months following Employee's termination of employment with the Bank (or the earliest date permitted under Section 409A of the Code). Thereafter, payments will resume in accordance with this Agreement. Each payment and benefit hereunder shall constitute a "separately identified" amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject Employee to taxes or penalties under Section 409A of the Code ("409A Penalties"), the Bank and Employee shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. Any reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

7.               Return of Bank Property. All records, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Bank or its representatives or customers which pertain to the business of the Bank shall be and remain the property of the Bank, and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Bank which are collected by Employee shall be delivered promptly to the Bank without request by it upon termination of Employee's employment.

8.               Proprietary Information; Trade Secrets. Employee agrees that Employee will not disclose the terms of the Bank's relationships or agreements with its customers or any other proprietary information or trade secrets of either whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

9.               Indemnification. In the event Employee is made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Bank against Employee), by reason of the fact that Employee is or was performing services under this Agreement, then the Bank shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. In the event that both Employee and the Bank are made a party to the same third party action, complaint, suit or proceeding, the Bank agrees to engage counsel, and Employee agrees to use the same counsel, provided that if counsel selected by the Bank shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Bank shall pay all reasonable attorneys' fees of such separate counsel. For purposes of this section, the Bank shall not be required to pay the fees of more than one law firm except as described in the preceding sentence, and shall not be required to pay the fees of more than two law firms under any circumstances. Further, while Employee is expected at all time to use Employee's best efforts to faithfully discharge Employee's duties under this Agreement, Employee cannot be held liable to the Bank for errors or omissions so long as Employee acted in good faith and in a manner he reasonably believes to be in the best interests of the Bank. Notwithstanding the foregoing, the Bank's obligations and the Employee's rights pursuant to this Section are subject to limitations and requirements imposed by the Michigan Business Corporation Act, the Michigan Banking Code, and any other applicable laws, rules, or regulations.

10.             No Prior Agreements. Employee hereby represents and warrants to the Bank that the execution of this Agreement by Employee and Employee's employment by the Bank and the performance of Employee's duties hereunder will not violate or be a breach of any agreement with a former bank, client or any other person or entity.

11.             Assignment: Binding Effect. Employee understands that Employee has been selected for the position by the Bank on the basis of Employee's personal qualifications, experience and skills. Employee agrees, therefore, that Employee cannot assign all or any portion of Employee's performance under this Agreement. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect. Subject to the preceding three sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

12.             Complete Agreement. This Agreement, sets forth the entire agreement of the parties hereto relating to the subject matter hereof and supersedes any other employment agreements or understandings, written or oral, between the Bank and Employee. This Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with the Bank or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Bank and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreement. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Bank and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Notwithstanding the foregoing, if the Bank determines in good faith that an amendment to this Agreement is necessary in order for the Bank or this Agreement to comply with applicable laws, rules, regulations, or a regulatory order or directive, the Bank may amend this Agreement without the consent of the Employee to the minimum extent necessary in order to so comply. The Bank shall give the Employee prompt written notice of any such amendment.

13.             Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Bank:	Northpointe Bank 3333 Deposit Dr NE Grand Rapids, MI 49546

To Employee:	To the current address for Employee in the Bank's records

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. Mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received by means of hand delivery, delivery by Federal Express or other courier service. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.

14.              Severability: Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

15.              Enforceability. If any provision or part thereof of this Agreement for any reason shall be validly held by an official body to be invalid or unenforceable, the valid and enforceable provisions or parts thereof shall continue to be given effect and bind the Bank and Employee.

16.             Governing Law. Except to the extent preempted by Federal law, the internal laws of the State of Michigan shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

17.              Effect of Termination. Upon termination of this Agreement for any reason provided in Section 4 or 5, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided herein. All other rights and obligations of the Bank and Employee under this Agreement shall cease as of the effective date of termination, except that the Bank's obligations under Sections 4, 5 and 9 herein and Employee's obligations under Sections 3, 7, and 8 herein shall survive such termination in accordance with their terms unless otherwise provided herein.

18.              Federal Income Tax Withholding. The Bank may withhold all federal and state income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or government regulation or ruling.

19.              Reimbursement of Employee for Enforcement Proceedings. In the event that any dispute arises between the Employee and the Bank as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Employee takes to defend against any action taken by the Bank, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, provided that the Employee obtains either a written settlement or a final judgment in a court of competent jurisdiction substantially in his favor. Such reimbursement shall be paid within ten days of the Employee's furnishing to the Bank written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Employee.

20.              Compliance with Law. Notwithstanding any provision contained in this Agreement to the contrary, the obligations of the Bank to pay compensation and other benefits to the Employee pursuant to this Agreement are subject in all respects to limitations and restrictions imposed by applicable law, rule, regulation, or regulatory order or directive. If the Holding Company or the Bank is prohibited from paying any amount or providing any benefit to the Employee pursuant to this Agreement as a result of any such law, rule, regulation, or regulatory order or directive, neither the Holding Company nor the Bank shall be deemed in breach or violation of this Agreement. Without limiting the generality of the foregoing, if any state or federal regulatory authority with jurisdiction or authority over either the Holding Company or the Bank commences an appropriate proceeding, action or order challenging the payment to Employee of any payment or benefit hereunder, such payment or benefit shall be suspended until such time as the challenge is fully and finally resolved and the applicable regulatory authority does not object to the payments or benefits or until such payments or benefits are otherwise permitted by law.

21.            Arbitration. The sole and exclusive method for resolving any dispute arising out of this Agreement shall be arbitration in accordance with this Section. Except as provided otherwise in this Section, arbitration pursuant to this Section shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within fifteen (15) days after either party demands arbitration, the Bank and the Employee shall each appoint an arbitrator. Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within said fifteen (15) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing inKent County, Michigan, within ninety (90) days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Bank. Both the Bank and the Employee may be represented by counsel and may present testimony and other evidence at the hearing. Within ninety (90) days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in accordance with law. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The Employee shall be entitled to seek specific performance of his rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with tris Agreement. The Bank will reimburse Employee for all reasonable attorney fees incurred by Employee as the result of any arbitration with regard to any issue under this Agreement (or any judicial proceeding to compel or to enforce such arbitration): (i) which is initiated by Employee if the Bank is found in such proceeding to have violated this Agreement substantially as alleged by Employee; or (ii) which is initiated by the Bank, unless Employee is found in such proceeding to have violated this Agreement substantially as alleged by the Bank.

22.             Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

23.             Legal Representation. The Employee acknowledges that he has had the opportunity to consult with his own legal counsel with respect to the matters set forth in this Agreement.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NORTHPOINTE BANK

By:	/s/ Charles Williams
Name:	Charles Williams
Title:	President & CEO

EMPLOYEE:

/s/ Kevin Comps
Kevin Comps

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